Exhibit 1
FOR IMMEDIATE RELEASE
February 22, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Change in Executive Officer
Nissin Co., Ltd. hereby announces change in the membership of Executive Officers as of February 22, 2005, pursuant to a resolution adopted by the Board of Directors at its meeting held today.

New Title	Name	Current Title
Executive Officer (General Manager, Real Estate Business Control Dept.)	Katsutoshi Shimizu	General Manager, Real Estate Business Control Dept.